EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Terry Wasko, Treasurer and Chief Financial Officer
Telephone Number:	610-965-5959
E-mail:	twasko@eastpennbank.com

EAST PENN FINANCIAL CORPORATION
ANNOUNCES
EARNINGS FOR THE FIRST QUARTER OF 2007

(April 18, 2007) – EMMAUS, PA - East Penn Financial Corporation (Nasdaq Capital Market: EPEN) today announced solid performance for the first quarter of 2007.  Net income for the quarter ended March 31, 2007 was $898,000, or 8.2% higher than net income of $830,000 for the quarter ended March 31, 2006.  Diluted earnings per share were $0.14 for the first quarter of 2007 or 7.7% higher than $0.13 per diluted earnings per share for the first quarter of 2006.  The first fiscal quarter of 2007 produced an annualized return on average assets of 0.83% and an annualized return on average equity of 14.66%.  Increased capital, as a result of the retention of earnings, had a positive impact on the Company’s book value, which increased 12.9%, to $4.03 at March 31, 2007 as compared with $3.57 at March 31, 2006.

Brent L. Peters, Chairman, President and Chief Executive Officer, commented, “Despite the flat yield curve that continues to adversely impact our net interest income and margin, we are pleased with our first quarter performance.  In 2007, we continued to emphasize balance sheet and expense management as a means of supporting our profitability in this challenging interest rate environment and we believe this strategy will position us well for future earnings growth.”

The Company’s earnings continue to be driven primarily from its core banking business. Net interest income for the first quarter of 2007 decreased $57,000 to $3,239,000 from $3,296,000 for the first quarter of 2006.  This decline was due to the fact that the yield from interest earning assets did not increase as quickly as the cost of funds associated with deposits.  Other income for the first quarter of 2007 declined 10.1% as a result of the recognition of a one-time gain recorded during the first quarter of 2006 from the redemption of an other asset.  A decline in operating expenses contributed to the bottom line for the quarter ended March 31, 2007 since they decreased 4.5% as a result of continued efforts to control operating costs.  The continued high quality of the Company’s assets allowed it to appropriate less of a provision to its allowance for loan losses for the current quarter.

The Company continues to experience solid balance sheet growth with assets increasing 12.7% to $451 million as of March 31, 2007 from $400 million as of March 31, 2006.  Despite competition and the yield curve, the growth in assets was attributable to a 10.9% increase in loans, which are the Company’s highest yielding assets.  Further contributing to asset growth was an increase of $20 million in federal funds sold, the proceeds of which were from deposit growth of 16.1%.  The proceeds from the deposit growth were also used to pay-off $11 million in other borrowings that matured during 2006.  The Company has not compromised loan quality for volume, and continues to maintain high credit quality.  The strength of the asset quality for the first quarter of 2007 is supported by the fact that the percentage of non-performing assets to total assets was 0.09% as compared with 0.19% for the first quarter of 2006.

East Penn Financial Corporation is the parent of East Penn Bank, a community bank that serves the Lehigh Valley with nine branch locations.  The Company announced its plans to hold its annual meeting on May 10, 2007 at 7 p.m. at the Allen Organ Company located in Macungie, Pennsylvania.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information
	March 31,
(in thousands, except share data)	2007	2006
	(Unaudited)
Balance Sheet Data:
Total assets	$450,759	$399,996
Securities available for sale	70,884	70,830
Securities held to maturity, at cost	-	1,026
Mortgages held for sale	606	321
Total loans (net of unearned discount)	327,851	295,512
Allowance for loan losses	(3,328)	(3,151)
Premises and equipment, net	9,622	9,628

Non-interest bearing deposits	47,592	44,674
Interest bearing deposits	333,534	283,496
Total deposits	381,126	328,170
Securities sold under agreements to repurchase	9,077	3,996
Short-term borrowings	-	808
Long-term debt	24,000	35,000
Junior subordinated debentures	8,248	8,248

Stockholders' equity	25,431	22,502

Common shares outstanding	6,305,262	6,304,262
Book value per share	$4.03	$3.57

	Three Months
	Ended March 31,
(in thousands, except share data)	2007	2006
	(Unaudited)
Statement of Income Data:
Total interest income	$6,340	$5,542
Total interest expense	3,101	2,246
Net interest income	3,239	3,296
Provision for loan losses	45	90
Net interest income after provision	3,194	3,206
Other income	578	643
Other expenses	2,676	2,801

Net income before taxes	1,096	1,048
Income tax expense	198	218

Net income	$898	$830

Basic earnings per share (1)	$0.14	$0.13
Diluted earnings per share (2)	$0.14	$0.13
Cash dividends per common share	$0.12	$0.11

Selected Financial Ratios:
Return on average equity	14.66%	14.92%
Return on average assets	0.83%	0.84%
Net interest margin (3)	3.43%	3.78%
Efficiency ratios:
Operating expenses as a percentage of revenues	69.26%	71.10%
Operating expenses as a percentage of average assets	2.53%	2.88%
Tier 1 leverage capital	7.76%	7.93%
Loans (4) as a percent of deposits	86.02%	90.05%
Average equity to average assets	5.67%	5.64%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)	1.02%	1.07%
Allowance for loan losses /
Non-performing assets (5)	817.69%	431.64%
Non-accrual loans / Total loans (4)	0.08%	0.23%
Non-performing assets / Total assets	0.09%	0.19%
Net charge-offs (recoveries) / Average loans (4)	(0.01%)	0.00%

(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.
(3) Calculated on a fully tax-equivalent basis.
(4) The term “loans” includes loans held in the portfolio, including non-accruing loans, and excludes loans held for sale.
(5) Includes non-accrual loans.